UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2009

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 1.01	Entry Into a Material Definitive Agreement.

On June 8, 2009, we entered into a Loan Agreement with ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank (jointly, “ANZ”), pursuant to which ANZ has committed to provide financing of up to $16,672,000 in the form of a term loan to our subsidiaries American Samoa Hawaii Cable, LLC (“ASHC”) and Samoa American Samoa Cable, LLC (“SAS”). ASHC and SAS are the borrowers under the facility and eLandia and our subsidiary American Samoa Hawaii Undeployed Cable, LLC (“ASHUC”) are guarantors. The loan is principally secured by substantially all of the assets and operations of ASHC, SAS, and ASHUC. The term loan bears interest at the rate of 2% above the prime rate. ASHC and SAS paid a $250,080 fee at closing to ANZ. The term loan is due on June 3, 2016. At closing, ASHC and SAS borrowed the full amount available under the term loan and will use the proceeds to complete the construction, installation and delivery to customers of a fully operational underwater fiber optic cable linking American Samoa and Samoa to Hawaii and providing improved long distance telecommunication and data services. In connection with the Loan Agreement, we executed a guaranty in favor of ANZ (the “Guaranty”). Pursuant to the Guaranty, we have unconditionally guaranteed the repayment and other obligations of ASHC and SAS under the Loan Agreement.

We own, indirectly, 66.6% of ASHC and the remaining 33.3% is owned by the American Samoa Government. SAS and ASHUC are wholly owned subsidiaries of ASHC.

The foregoing is merely a summary of the terms and conditions of the transactions described above and does not purport to be a complete discussion of such transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: June 12, 2009	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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